Exhibit 10.21

USDCC Warrants Terms

Date of Issue:	June 8, 2006

Number of Warrants:	500,000 warrants issued to Marino Capital Partners

Warrant:	The warrants give the holder the right to purchase USDCC common stock

Strike Price:	The strike price shall be equal to $0.25 per share of USDCC common stock

Vesting	Warrants must be exercised within five years of the effective date

In return for serving as our Investment Banker, USDCC grants Marino Capital Partners 500,000 warrants. Those warrants will have an exercise price of 0.25/share and can be exercised for five years from the effective date. Typical issuance and anti-dilution language will apply. They will be registered using piggyback registration rights in a form and substance to be mutually determined at a later date.

/s/ Robert Y. Lee
Chairman of the Board